Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLY CORPORATION INCREASES QUARTERLY CASH DIVIDEND

     Dallas, Texas, March 11, 2004 — Holly Corporation (AMEX “HOC”) today announced the declaration of a regular quarterly cash dividend in the amount of $.13 per share, an increase of 18%, payable on April 2, 2004 to holders of record on March 22, 2004.

     Holly, headquartered in Dallas, Texas, operates through its subsidiaries a 75,000 barrels per day (“bpd”) refinery located in Artesia, New Mexico, a 25,000 bpd refinery in Woods Cross, Utah, and a 7,500 bpd refinery in Great Falls, Montana. Holly also owns or leases approximately 2,000 miles of crude oil and refined product pipelines in the west Texas and New Mexico region and refined product terminals in several states.

FOR FURTHER INFORMATION, Contact:

Matthew P. Clifton, President
Stephen J. McDonnell, Vice President
  and Chief Financial Officer
Holly Corporation
214/871-3555